EXHIBIT 19

HILLS BANCORPORATION
INSIDER TRADING POLICY
FOR
DIRECTORS AND EXECUTIVE OFFICERS

The following policy has been adopted by Hills Bancorporation’s Board of Directors regarding trading in Hills Bancorporation stock by directors and executive officers. It serves as a good summary of securities law restrictions and provides a practical pre-clearance approach to avoid potential problems.

The purpose of this policy statement is to provide guidance to directors and executive officers concerning investments in the Company’s securities. Complex securities laws require timely reporting, restrict the manner of sale, and create potential personal liability in connection with such transactions. Inadvertent violations also could result in an embarrassment and the loss of investor confidence in the Company.

Generally, because of the significant adverse consequences that could result from inadvertent violations of the securities laws, directors and executive officers must inform the Chief Financial Officer (CFO) or equivalent, or Director of Accounting and obtain clearance prior to engaging in any transaction involving the Company’s securities. The foregoing considerations and policies also are applicable to the families of directors and executive officers who are often presumed to have preferential access to inside information.

This memorandum and the procedures described in it are designed to carry the Board’s policy into practice.

MEMORANDUM CONCERNING INSIDER OBLIGATIONS AND
LIABILITIES UNDER THE SECURITIES EXCHANGE
ACT OF 1934 AND THE SECURITIES ACT OF 1933
FOR DIRECTORS AND EXECUTIVE OFFICERS OF
HILLS BANCORPORATION

IMPORTANT WARNING

This Memorandum should be read with care. It pertains to your personal obligations and potential liabilities.

For your easy reference, an executive summary of your obligations and liabilities appears on the following page.

EXECUTIVE SUMMARY OF
INSIDER OBLIGATIONS AND LIABILITIES

Possession of Inside Information - Rule 10b-5.

Before proceeding with any purchase or sale of the Company’s equity securities, you should consider whether you are aware of material inside (non-public) information that could affect the price of the common stock of the Company. If you are, you should refrain from engaging in the transaction until the Company has made the information public.

Directors and executive officers should always carefully consider the appropriateness of engaging in purchases or sales of the Company’s equity securities. To minimize the possibility of a violation of the securities laws, directors and executive officers must contact the Director of Accounting or, in their absence, the CFO or equivalent, before buying or selling any equity securities of the Company.

Reporting Obligations - Section 16(a).

As a director or executive officer, you are required by law, subject to certain limited exceptions, to report all transactions in the Company's equity securities to the Securities and Exchange Commission (“SEC”) and the Company. Generally, such reports must be filed by the end of the 2nd business day following the day on which the transaction occurred. See Part A, IV commencing on 6.

Short Swing Profit Rule.

Subject to certain exceptions, ANY combination of PURCHASE AND SALE or SALE AND PURCHASE of the Company's equity securities within 6 months of each other results in a violation of Section 16(b) and the “profit” must be paid over to the Company. It makes no difference whether you possess inside information or how long the shares being sold have been held. To calculate the “profit,” the highest priced sale will be matched with the lowest priced purchase. See Part A, II-III commencing on page 2.

Rule 144.

Directors and executive officers of the Company should consider themselves to be “affiliates” of the Company. Generally, this means that directors and executive officers may only sell the Company's common stock under the volume limitations of Rule 144 and in unsolicited brokers’ transactions or directly to a market maker, or otherwise in a transaction exempt from the registration requirements of the federal and state securities laws. Also, if the sales price exceeds $50,000 or the transaction involves the sale of more than 5,000 shares, affiliates relying on Rule 144 to sell Company equity securities must file Form 144 with the SEC at the time the sell order is placed with the broker or the sale to the market-maker is executed. See Part C commencing on page 10.

Company’s Compliance Program.

You are urged to familiarize yourself with the Company's compliance program. See Part D of this Memorandum. The basics of the program are that transactions in the Company’s equity securities must be pre-cleared through the Director of Accounting or CFO, who will oversee the preparation, with the assistance of the Company’s counsel when needed, of the applicable Form 4 or 5 and Form 144.

Purchases and Sales under the Company’s Dividend Reinvestment Plan and Stock Option and Incentive Plan.

If you are participating in the Company’s Dividend Reinvestment Plan (“DRIP Plan”) you need not pre-clear purchases of Company common stock made under the DRIP Plan but you must pre-clear sales of Company common stock acquired under the DRIP Plan.

Similarly, purchases of Company common stock upon exercise of an option award made to you under the Company’s 2020 Stock Option and Incentive Plan (the “Stock Plan”) do not implicate insider trading concerns under Rule 10b-5 and will generally be processed as and when requested by you in accordance with the terms of the Stock

Plan and your award agreement, however sales by you of Company stock you acquire upon such exercises must be pre-cleared.

Acquisitions and dispositions of Company stock under the DRIP Plan and the Stock Plan are subject to the Reporting Obligations under Section 16(a) and the Company will monitor those reporting obligations and assist you in connection with compliance by preparing the required notice forms.

III. TRANSACTIONS CREATING SHORT SWING LIABILITY OR

PART B - RULE 10b-5 PROHIBITION AGAINST TRADING ON INSIDE

PART C - RESTRICTIONS ON THE DISPOSITION OF COMPANY

INSIDER OBLIGATIONS AND LIABILITIES
UNDER THE FEDERAL SECURITIES LAWS

INTRODUCTION – HILLS BANCORPORATION POLICY REGARDING TRADING IN
COMPANY SECURITIES

The following policy has been adopted by Hills Bancorporation’s Board of Directors regarding trading in Hills Bancorporation stock by directors and executive officers. It serves as a good summary of securities law restrictions and provides a practical pre-clearance approach to avoid potential problems.

The purpose of this policy statement is to provide guidance to directors and executive officers concerning investments in the Company’s securities. Complex securities laws require timely reporting, restrict the manner of sale and create potential personal liability in connection with such transactions. Inadvertent violations also could result in an embarrassment to and loss of investor confidence in the Company.

Generally, directors and executive officers must inform the Director of Accounting or Chief Financial Officer and obtain their clearance prior to engaging in any transaction involving the Company’s securities. The foregoing considerations and policies also are applicable to the families and close associates of directors and executive officers who are often presumed to have preferential access to inside information.

This memorandum and the procedures described in it are designed to carry the Board’s policy into practice.

PART A – SHORT SWING PROFIT RULE AND SECTION 16.

I. INTRODUCTION TO SECTION 16.
By virtue of your status as a director or executive officer of Hills Bancorporation (the “Company”), you are subject to the reporting requirements of, and the trading prohibitions contained in, Section 16 of the Securities Exchange Act of 1934 (the “Act”). This portion of the memorandum was prepared to review and summarize:

1. The six month, short swing liability rule of Section 16(b);

2. The transaction reporting rules of Section 16(a); and

3. The prohibition against short sales contained in Section 16(c).

This memorandum is not intended to explain every aspect of Section 16. Rather, it focuses on those situations that you are likely to encounter as you consider a transaction in the Company’s equity securities. Sections II-IV of Part A of the Memorandum are arranged to reflect the following analysis which will be applied to evaluate a transaction under Sections 16(a) and (b):

1. Is the transaction a purchase or sale under Section 16(b)?

2. Is the transaction covered by an exemption from Section 16(b) liability?

3. Regardless of Section 16(b)’s applicability, does Section 16(a) require the transaction to be reported immediately or is it subject to annual reporting?

II. SHORT SWING LIABILITY.

A. The Rule.
Section 16(b) provides that the Company or, if the Company does not act, any shareholder may require a director or executive officer to pay to the Company any “profit” realized from any “purchase” and “sale,” or “sale” and “purchase,” of an equity security of the Company within a period of less than six months. This aspect of the securities laws is variously referred to as the “short swing liability,” “short swing profit,” or a “short swing transaction” rule.

The short swing profit rule is designed to impose strict liability. Neither a director or executive officer’s intent nor the possession of material inside information is relevant to the application of the rule. Furthermore, the rule will be applied even though no actual economic profit is made by the officer with respect to the transactions that are matched. All that is required for liability is a qualifying “purchase” that can be matched with a “sale” at a higher price occurring within either six months after the purchase or six months prior to the purchase.

It is Company policy to require payment to the Company of all short swing profits.

B. Definitions.
To understand the scope of the short swing profit rule and certain exemptions that the SEC has provided by regulation, several key terms require definition. These definitions are applicable to the discussion of Sections 16(a), (b) and (c).

Equity Security of the Company
An “equity security of the Company” means the common stock of the Company or any derivative security relating to the Company.

Derivative Security Relating to the Company
A “derivative security relating to the Company” includes any option, warrant, convertible security, stock appreciation right, or similar right with a value derived from the value of the Company’s common stock.

The primary attribute of a derivative security is that its value is derived from the price of the Company’s common stock. Derivative securities are treated as the functional equivalent of the equity security to which they relate.

Options granted under the Company’s Stock Based Incentive Compensation Plan are derivative securities.

Coverage of Officers
Section 16 applies to a company’s officers consisting of its president and chief executive officer, executive vice presidents, principal financial and principal accounting officer, other officers in charge of a principal business unit or function and those who perform policy-making functions for the company. The Director of Accounting will maintain at all times a list of Company officers covered by Section 16.

Beneficial Ownership
Section 16 applies to transactions by a director or executive officer involving equity securities of the Company that the director or executive officer owns either directly or beneficially. Because the beneficial ownership rules determine the total amount of securities a director or executive officer is deemed to own, they are key to applying the provisions of the short swing profit and the reporting rules.

You are a “beneficial owner” of equity securities of the Company if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have or share a direct or indirect pecuniary interest in the Company’s equity securities. Having a “pecuniary interest” means possessing the opportunity, either directly or indirectly, to profit or share in any profit derived from a transaction in the equity securities of the Company.

The following are examples of equity securities of the Company which you are deemed to beneficially own and as to which you must file reports:

1. Stock held in your name or jointly with your spouse, including any stock held in a broker’s account;

2. Stock held by your spouse, including any stock held in a broker’s account;

3. Equity securities of the Company held by other members of your immediate family sharing the same household or by people not living in your household, but dependent on you for the majority of their support, such as a son or daughter in college (all such people together being considered a “member of your immediate family”).

4. Stock available for purchase under stock option grants;

5. Restricted Stock of the Company acquired by you under the Stock Based Incentive Compensation Plan;

6. Stock held in an IRA, KEOGH, SEP or other retirement account (including common stock held in an IRA or trust account by your spouse or another member of your immediate family);

7. Stock held in trusts in which you are either (i) the grantor with a right to revoke the trust without the consent of another person and you have or share investment control over the securities held by the trust, (ii) the trustee with a direct or indirect pecuniary interest in the securities held by the trust, or (iii) a beneficiary with investment control over the securities held by the trust; and

8. Your proportionate interest in the portfolio securities held by any general or limited partnership in which you are a general partner.

Because the rules to determine beneficial ownership of equity securities of the Company held in a trust are complex, please consult the Director of Accounting or CFO regarding any equity securities of the Company held in trust.

In the following circumstances, you will not be deemed to be the beneficial owner of equity securities of the Company by reason of your interest:

1. As a shareholder in a corporation whose portfolio of securities includes equity securities of the Company, provided that you do not have or share investment control over the portfolio and that you are not a controlling shareholder of the corporation;

2. As an investor in public mutual funds; and

3. In securities comprising part of a broad-based, publicly traded market basket or index of stocks that is approved for trading by the appropriate federal governmental authority.

III. TRANSACTIONS CREATING SHORT SWING LIABILITY OR REPORTING OBLIGATIONS.
If it is determined that a transaction involves an equity security of the Company that is beneficially owned by a director or executive officer, then it becomes necessary to determine if the transaction constitutes a purchase or sale. The definitions outlined above are vital to the analysis of whether a transaction involves an equity security of the Company that is beneficially owned by a director or executive officer. The definitions of purchases and sales for Section 16(b) purposes are considered below.

A. Purchases.
The concept of a “purchase” encompasses more than the mere acquisition of common stock of the Company as a result of an open market purchase through a broker or otherwise. The following are examples of transactions that are also considered purchases made by a director or executive officer:

1. The grant of a stock option, as well as the acquisition of the underlying stock, pursuant to the Company’s Stock Based Incentive Compensation Plan;

2. The award of restricted stock under the Company’s Stock Based Incentive Compensation Plan; or

3. Any purchase of the Company’s equity securities by a spouse or other member of your immediate family sharing your home.

B. Sales.

Likewise, the concept of a “sale” encompasses more than the disposition of common stock of the Company in an open market sale through a broker or otherwise. Transactions that also are considered sales made by a director or executive officer include:

1.The sale of an equity security of the Company by a spouse or other member of your immediate family sharing your home;

1.The exercise of an option granted under the Company’s Stock Based Incentive Compensation Plan; and

3. The sale of stock by the director or executive officer following the exercise of an option.

C. Exemptions From Short Swing Liability for Company Plans.
Transactions involving the Company’s Stock Based Incentive Compensation Plan generally will be exempt from Section 16(b) or the short swing profit rule, based on the manner in which this Plan has been structured and is administered by the Company.

1. The grant of a stock option under the Company’s Stock Based Incentive Compensation Plan is an exempt purchase.

2. The surrender and delivery of stock to the Company in payment of the option exercise price, where permitted by the terms of the option agreement, where such terms were approved by the Board or a Board committee of two or more non-employee directors in connection with the grant of the option, is an exempt sale.

1.Exercises of stock options are exempt purchases. However, the subsequent sale of common stock acquired through the exercise of a stock option is not an exempt sale, and will be matched against nonexempt purchases occurring within six months before and after the sale.

1.The receipt of an award of stock or restricted stock under the Stock Based Incentive Compensation Plan is an exempt purchase.

D. Gifts.
Gifts of equity securities of the Company are not a sale and the receipt of a gift of equity securities of the Company is not a purchase for purposes of Section 16(b). Likewise, transfers of securities by will or the laws of descent and distribution are exempt from short swing liability.

E. Transactions Prior to Becoming and After Ceasing to be a Director or Executive Officer.
All transactions by a person before becoming a director or executive officer of the Company are exempt. All transactions by a person after ceasing to be a director or executive officer are excluded from coverage except nonexempt transactions occurring within six months of an opposite way nonexempt transaction that occurred while the person was an executive officer or director.

IV. REPORTING OBLIGATIONS.

A. The Section 16 Reporting Rule.
Section 16(a) requires a director or executive officer to file within 10 days after becoming a director or executive officer a statement with the SEC of the amount of all equity securities of the Company beneficially owned by the director or executive officer. Thereafter, within 2 business days of a transaction which changes such ownership, the director or executive officer is required to file with the SEC a statement indicating the transaction and his or her total ownership after the transaction.

The focus of Section 16(a) is on changes in a director or executive officer's beneficial ownership of the Company’s equity securities.

Section 16(a) also requires a director or executive officer to report the exercise of a stock option, even though the transaction only modifies the nature of the director’s or executive officer's ownership.

Finally, while you must report equity securities of the Company that are purchased, sold or held by your spouse or other member of your immediate family residing in your household, a director or executive officer may disclaim on the reporting form beneficial ownership of such securities.

B. Forms 3, 4 and 5.
The SEC has adopted three forms which are to be used to report the status of a director or executive officer’s beneficial ownership. The paragraphs that follow briefly describe the use of each form.

Form 3 is used for the initial filing which discloses all equity securities of the Company beneficially owned by a director or executive officer. The Form 3 must be filed even if a director or executive officer owns no equity securities of the Company. Each Company director or executive officer previously has filed a Form 3 either when the Company went public or, if later, when the person became a director or executive officer.

Form 4 is used by a director or executive officer to report changes in beneficial ownership in equity securities of the Company. This Form must be filed by the 2nd business day following a reportable change in beneficial ownership. The following are examples of transactions which must be reported on a Form 4:

1. Non-exempt sales or purchases of equity securities of the Company, including sales of common stock received upon the exercise of an option or sales or purchases under a Rule 10b5-1 trading plan.

2. Sales or purchases of equity securities of the Company by a spouse or other member of a director or executive officer’s immediate family sharing the same household.

3. Your stock option exercises.

Form 5 is used in connection with annual reporting requirements. This Form must be filed by February 14th of each year to report any exempt transactions required to be reported that were not reported earlier on a Form 4. The Director of Accounting will oversee the preparation of any necessary draft Form 5 for your review. Generally, Form 5 is used to report changes in beneficial ownership of equity securities of the Company which occurred through transactions that were not required to be reported on Form 4. However, any transaction required to be reported on Form 5 may be reported earlier on Form 4. The Company’s policy is to assist you in reporting all transactions on Form 4 as they occur, even though reporting could be deferred to Form 5, in order to avoid inadvertent oversights and make recordkeeping easier for you. The following are examples of transactions which must be reported on a Form 5 if not reported previously:

1. Option grants;

1.Stock awards under the Stock Based Incentive Compensation Plan;

3. Gifts; and

4. Previously unreported (late) transactions.

V. SELLING SHORT AND SALES AGAINST THE BOX.
Section 16(c) makes it unlawful for a director or executive officer to engage in the following transactions:

1. To sell any equity security of the Company if the director or executive officer does not own the security sold (selling short); or

2. If owning the securities sold, to fail within 20 days after the sale to deliver the securities sold or to fail within 5 days after the sale to deposit the securities sold in the mail or other usual channels of transportation (sales against the box).

VI. PENALTIES.
The Company is required to disclose in its proxy statement late filings made by directors and executive officers. While the disclosure requirements are intended to encourage timely filing, they also assist the SEC and private litigants in identifying violators of the rules.

The SEC may issue cease and desist orders with respect to violations of Section 16. More importantly, the SEC can seek to have penalties imposed against a director or executive officer for violations of Section 16, including late filing violations. The penalty for a violation by an individual starts at $5,000 with a maximum fine of $100,000 per violation. The position of the SEC will be that each day a director or executive officer is not in compliance will be a separate violation. Consequently, substantial penalties could be imposed.

PART B - RULE 10b-5 PROHIBITION AGAINST TRADING ON INSIDE INFORMATION.

I. THE RULE.
Under Rule 10b-5 of the Act, no person who, by virtue of his or her position or relationship to the Company, has access to material non-public information concerning the Company or its prospects may buy or sell securities of the Company or otherwise use the information to his or her own advantage or pass it on directly or indirectly to others who engage in any such transaction.

A. Who Is Covered?
An employee, officer or director of the Company who buys or sells equity securities of the Company while in possession of material non-public information may be subjected to both civil and criminal actions for such “insider trading.” Liability also may arise if an employee, officer or director discloses (“tips”) material inside information to any outside person who then trades in equity securities of the Company. Thus trading by a spouse, relative, or acquaintance based on information disclosed by a director, executive officer or employee would constitute a violation.

B. “Material Inside Information.”
“Inside” information means any non-public information about the Company of which you have knowledge. Information is “material” for these purposes if there is a substantial likelihood that a reasonable investor would consider the information important in arriving at a decision to buy, sell or hold common stock of the Company.

Examples of inside information that might, depending on the circumstances, be deemed material include: a dividend increase or decrease; the revision of an earnings estimate; a significant lawsuit against the Company or other contingent liability; a significant merger or acquisition proposal or agreement; extraordinary management developments; the purchase or sale of substantial assets; liquidity problems or a significant deterioration in the credit quality of the Company’s loan portfolio. The foregoing list is not exhaustive; other types of information may be material at any particular time, depending upon all the circumstances.

C. When is Information Public?
Depending upon individual circumstances, material information about the Company should not be considered to be known to the public until approximately 48 to 72 hours after it has been fully disclosed by the Company in a manner reasonably calculated to reach the general investing public. A common method for making information available to the investing public is through the dissemination of a news release on a major wire service. However, dissemination through a wider variety of media is recommended where the Company has reason to believe that the newspapers and wire services will not report the information in a full or prompt manner. In such instances, a contemporaneous filing of the release with the SEC on Form 8-K will operate to lessen the impact of minimal dissemination of the information through the general media.

D. Timing of Transactions.
Under no circumstances may executive officers and directors engage in transactions at a time when there exists material information concerning the Company that has not been publicly disclosed. To minimize the possibility of a violation of the securities laws, executive officers and directors must contact the Director of Accounting or CFO before buying or selling any equity securities of the Company.

The most dangerous time to engage in a purchase or sale of the Company’s stock would be shortly in advance of the public release of important information, such as quarterly or year-end results, unless the director or executive officer has previously adopted a written trading plan.

II. PENALTIES.
The consequences of being found liable for insider trading can be severe. Individuals convicted of criminal insider trading can face up to 20 years imprisonment per violation, criminal forfeiture, and fines of up to $5,000,000 or twice the gain from the offense. A successful civil action by the SEC may lead to disgorgement of profits and a penalty not to exceed the greater of $1,000,000, or three times the amount of the profit gained or loss avoided. In addition, individuals can be barred from serving as an officer or director of a public company, acting as a broker or investment adviser, or in the case of licensed professionals, such as attorneys and accountants, from serving in their professional capacity before the SEC.

A private right of action is provided to persons who trade contemporaneously with the occurrence of a violation, subject to a five year statute of limitations, with liability being limited to the actual profit gained or the loss avoided by the violator. Finally, the SEC has authority to award bounties to informants equal to ten percent of the amounts recovered.

PART C - RESTRICTIONS ON THE DISPOSITION OF COMPANY COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS.

I. THE SAFE HARBOR RULE.
Rule 144 of the Securities Act of 1933 permits affiliates of the Company to sell securities of the Company on the open market subject to certain volume restrictions, transaction procedures and notice requirements. Importantly sales of Company common stock directly to the Company in repurchase transactions are not considered market sales are therefore need not comply with Rule 144.

Directors and executive officers are deemed “affiliates” of the Company for purposes of Rule 144. Without the limited relief provided by Rule 144, sales of securities of the Company by an executive officer or director may be made only if a specific registration statement is in effect covering the sale or the Company determines, upon the advice of counsel, that an exemption from registration is available for the sale. This is because conceptually an affiliate stands in the shoes of the issuer of the securities (i.e., the Company).

To use the safe harbor of Rule 144 to sell securities of the Company, directors and executive officers (i) are subject to limitations on the amount of securities they may sell within any three-month period, (ii) generally may sell only by means of “brokers’ transactions” (i.e., transactions where sales are executed by a broker upon the seller’s order and without solicitation of purchasers) or to a market maker in the Company’s stock and (iii) must file a notice on Form 144 with the SEC at the time the sell order is given or the sale to the market maker is executed.

A. Adequate and Current Public Information
Generally, for securities to be sold by directors and executive officers under Rule 144, there must be “adequate current public information” available about the issuer of the securities. This requirement is satisfied once the issuer has been reporting under either Section 12 or 15(d) of the 1934 Act for 90 days, and continues so long as the company continues to be current in its filings with the SEC.

B. Volume Limitation on Number of Shares that may be Sold During any Three-Month Period.
The principal restriction of Rule 144 is a limitation on the number of shares of common stock that may be sold. A director or executive officer may sell, in any three-month period, up to the greater of (i) 1% of the shares of the Company’s common stock outstanding, or (ii) the average weekly reported trading volume over the previous four weeks.

C. Sales Effected by Means of Brokers’ Transactions.
Under Rule 144, in selling by means of brokers’ transactions, directors and executive officers must effect sales of common stock through normal brokerage channels, where the order is placed by a licensed broker-dealer in return for usual and customary brokerage commissions and there is no solicitation of purchasers.

D. Sales to Market Makers.
Under Rule 144, directors and executive officers may also sell directly to market makers. A market maker is a licensed broker-dealer that holds itself out (by entering quotations in an inter-dealer communications system or otherwise) as being willing to buy and sell such security for its own account on a regular and continuous basis.

In connection with any sale in a broker’s transaction, you should inform your broker that you are a director or executive officer and, accordingly, may be deemed an affiliate of the Company for purposes of Rule 144. Ordinarily, the broker, if affiliated with a recognized brokerage firm, will request that you file a Form 144, will provide you with a copy of the Form, and will offer the assistance of the brokerage firm in preparation of the Form. In any sale under Rule 144, please also contact the Director of Accounting or CFO as a check to assure that the Form 144 is properly filed.

II. FORM 144.
The sale of common stock by a director or executive officer in reliance on the safe harbor of Rule 144 must be reported on a Form 144 to the SEC. Form 144 is filed at the time that your sale order is placed with your broker or at the time of your sale to a market maker. Remember that a Form 144 must also be filed in connection with sales under a written trading plan at the time your sale order is placed with your broker or at the time of your sale to a market maker. However, there is a de minimis exception to the notice requirement; specifically, a Form 144 need not be filed provided that the current sale, taken together with other sales during the preceding three-month period, does not result in aggregate sales exceeding either 5,000 shares or $50,000 in sale price.

III. SALES BY RELATED PERSONS OR ENTITIES.
As with Section 16, sales of securities by your spouse or other members of your immediate family or certain other entities will be deemed to be sales by you for purposes of determining the Rule 144 volume limitations and may trigger Form 144 filing requirements.

Rule 144 specifies that the following persons or entities will be deemed related to you and their sales will be attributed to you for purposes of the Rule 144 volume limitations: (i) your spouse or any relative of you or your spouse, if any of such persons lives in your home, (ii) a trust or estate in which you or any of the persons specified in (i) above collectively own 10% or more of the beneficial interest, or serve as a trustee, executor or in any similar capacity, or (iii) any corporation or organization (other than the Company) in which you or any of the persons specified in (i) above are beneficial owners collectively of 10% of any equity interest.

Because the application of Rule 144 in this area can raise complex issues and require judgments to be made about particular facts in determining whether a spouse or another member of your family will also be deemed an affiliate of the Company, please contact the Director of Accounting or CFO before sales by your spouse or another member of your family.

PART D - COMPANY COMPLIANCE PROGRAM.

Because of the complexity of these rules, and the importance to the Company and you that you comply with them, the Company has established a compliance program to assist you in avoiding transactions that violate the securities laws and in properly reporting your transactions in the Company’s common stock.

I. CLEARING PROPOSED TRANSACTIONS.
All proposed transactions in equity securities of the Company must be cleared through the Director of Accounting or CFO. Each proposed transaction will be evaluated to determine if it raises insider trading (Rule 10b-5) concerns or violates the short swing provisions of Section 16(b). Any written trading plan adopted under SEC Rule 10b5-1 must also be cleared through the Chief Financial Officer. Directors and executive officers are required to provide the Director of Accounting or CFO with advance notice of any desired transaction and to also indicate: (i) the number of shares, (ii) specific type of transaction (buy, sell, option exercise, etc.), (iii) whether the transaction was made pursuant to a contract, instruction or written plan that is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c), and (iv) other detailed broker information, if applicable.

II. COMPLETION OF REPORTS.
After a transaction is completed, the Director of Accounting will prepare for a director or executive officer’s review a Form 4 and Form 144, if required. The director or executive officer, after approving the Forms, will execute the Form 4 and Form 144, if required, and immediately return them to the preparer. The Director of Accounting will file the Forms with the SEC and send a copy of the filing to the director or executive officer for his or her personal records. The Company’s copy of the filing will be retained by the Director of Accounting in the Company’s files.

Annually, the Director of Accounting will prepare any necessary Form 5s based on your reports to them during the year of your transactions in Company stock.

Prior to February 14th, the Director of Accounting will file each required Form 5 with the SEC and send a copy of the filing to you for your personal records. The Company’s copy of the filing will be retained in its files. If the Director of Accounting determines that a Form 5 filing is not required by a director or executive officer, a statement to that effect may be requested from such director or executive officer.